EXHIBIT 99

Frontier Logo
180 South Clinton Avenue
Rochester, NY 14646

DATE:           April 12, 1996

CONTACT:        Grace A. Lazzara/716-777-8433 (media)
                Philip H. Yawman/716-777-6179 (investors)

SUMMARY:        GILL RESIGNS FROM FRONTIER CORPORATION


Rochester, N.Y. -- April 12, 1996 -- H. Robert Gill, 59, has resigned as a senior vice president and president of Frontier
Corporation's (NYSE: FRO) Enhanced Products Group, the company announced today.

Frontier will not fill Gill's position. Responsibilities for the Enhanced Products Group will fall under Robert L. Barrett, 54, president of Frontier Network Systems and Services. The group includes ConferTech International, ConferTech Canada, LinkUSA and LINK-VTC. Donald Detampel, 40, president of ConferTech International, will report to Barrett and will now also oversee LINK-VTC and ConferTech Canada. Frank Brletich, 49, remains president of LinkUSA and also will report to Barrett.

Gill joined Frontier after the company merged with ALC
Communications Corporation in 1995. He had formerly served as president and CEO of ConferTech International, the teleconferencing subsidiary of ALC.

Frontier Corporation is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range of integrated services to customers. It was chartered in 1920 as Rochester Telephone Corporation. Frontier employs 8,000 and maintains more than 200 sales offices in the United States, Canada and the United Kingdom. With $2.1 billion in annual revenues, the corporation produced a total return on assets of 46 percent in 1995. The combined long distance revenues of Frontier's subsidiaries rank them fifth among long distance companies.

You can now receive a faxed copy of any Frontier Corporation press release dating back to April 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide
Web:http://www.frontiercorp.com

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